EXHIBIT 4.17

STOCK PURCHASE AGREEMENT

by and among

EXCEL MARITIME CARRIERS LTD.,
as Seller

and

LHADA HOLDINGS INC.

and

TANEW HOLDINGS INC.,
as Purchasers

Dated as of March 2nd, 2009

i

Section 6.02	Further Assurances	9

Section 6.03	Successors and Assigns	9

Section 6.04	Entire Agreement	10

Section 6.05	Amendments and Waivers	10

Section 6.06	Governing Law	10

Section 6.07	Submission to Jurisdiction	10

Section 6.08	Waiver of Jury Trial	10

Section 6.09	Captions; Counterparts, Execution	10

SCHEDULE A	SHARES AND WARRANTS AND PURCHASE PRICE ALLOCATION

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 2nd, 2009, by and among EXCEL MARITIME CARRIERS LTD., a corporation organized under the laws of the Republic of Liberia (the "Company"), and LHADA HOLDINGS INC., a corporation organized under the laws of the Republic of Liberia ("Lhada") and TANEW HOLDINGS INC., a corporation organized und under the laws of the Republic of Liberia ("Tanew" and together with Lhada, the "Purchasers" and each a "Purchaser").

WHEREAS, the Purchasers are companies owned and controlled by entities which are members of the family business group of Gabriel Panayotides, the Chairman of the Board of Directors of the Company.

WHEREAS, the entry into this Agreement is a pre-condition to the agreement of certain lenders (the "Lenders") under the US$1,400,000,000 Senior Secured Credit Facility, dated as of April 14, 2008 (the "Credit Facility"), to restructure the Credit Facility.

WHEREAS, the Company, in order raise additional equity capital as required by the Lenders, desires to issue and sell 20.000.000 to 22.858.000 of the Company's Class A common shares, par value $0.01 per share (the "Shares"), also 5.500.000 warrants (the "Warrants"), to the Purchasers, and the Purchasers desire by buy the Securities, subject to the terms and conditions set forth in this Agreement. [The Company in consultation with the banks may increase the upfront amount of equity to be raised to U.S.$ 45.000.000 in common equity decreasing equivalently the amount of Warrants.]

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

Section 1.01       Authorization of Issuance and Sale of Shares.  The Company's board of directors, acting through a special independent committee, has authorized the issuance and sale of the Shares to the Purchasers.

Section 1.02        Sale and Purchase.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to issue and sell to the Purchasers, free and clear of any lien, pledge, claim, security interest, encumbrance or charge of any kind (together, "Liens"), and the Purchasers agrees to purchase from the Company the Shares, allocable between the Purchasers in the manner set forth on Schedule A.

Section 1.03        Purchase Price.  The aggregate purchase price for the Shares shall be in an amount equal to U.S.$ 35.000.000 – 40.000.000 (the "Purchase Price"), while the aggregate purchase price for the Warrants shall be in an amount equal to U.S.$ 19.250.000 (the "Purchase Price"), allocable between the Purchasers in the manner set forth on Schedule A.

Section 1.04       Closing Payments and Delivery of Shares.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the Purchasers shall deliver to the Company, pursuant to wire instructions furnished separately, an amount equal to the Purchase Price in immediately available U.S. funds, and the Company shall issue and deliver to the Purchasers stock certificates representing the Shares, allocable between the Purchasers in the manner set forth on Schedule A.  Completion of the issuance sale and purchase of the Shares (the "Closing") shall take place no later than three (3) business days after the satisfaction or waiver of the conditions contained in this Agreement.  The date on which the Closing occurs is herein referred to as the "Closing Date" and the Closing shall be deemed to have occurred as of the close of business on the Closing Date.

ARTICLE II
CONDITIONS TO CLOSING

Section 2.01        Mutual Conditions.  The respective obligations of each party to consummate the issuance and sale and the purchase of the Shares shall be subject to the satisfaction of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(a)           no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any federal, state, local or foreign political subdivision, court, administrative agency, board, bureau, commission or department or other governmental authority or instrumentality (each, a "Governmental Authority") which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated hereby illegal;

(b)           there shall not be pending any suit, action or proceeding by any Governmental Authority or any person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(c)           the Lenders shall have agreed to restructure the Credit Facility on terms satisfactory to the Company; and

(d)           all other consents, authorizations, waivers, orders and approvals of, notices to, filings or registrations with and the expiration of all waiting periods imposed by, any third person, including any Governmental Authority, which are required for or in connection with the execution and delivery by the parties of this Agreement and the consummation the transactions contemplated by this Agreement shall have been obtained or made, in form and substance reasonably satisfactory to each of the parties, and shall be in full force and effect.

Section 2.02        Purchasers' Conditions.  The obligation of the Purchasers to consummate the purchase of the Shares shall be subject to the satisfaction of the condition (any or all of which may be waived by the Purchasers in writing, in whole or in part, to the extent permitted by applicable law) that the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

Section 2.03       Company's Conditions.  The obligation of the Company to consummate the issuance and sale of the Shares to the Purchasers shall be subject to the satisfaction of the condition (which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable law) that the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to, and agrees with, each of the Purchasers, as of the date hereof and as of the Closing Date, as follows:

Section 3.01        Organization.  The Company is an entity duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby.

Section 3.02        Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action.  No other corporate or other action or proceeding on the part of the Company is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed by the Company and, when delivered, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws, public policy and other equitable considerations.

Section 3.03       No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, (i) conflict with or violate any provision of its Restated Articles of Incorporation or Amended and Restated Bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which the Company is a party or by which any property or asset of the Company is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which the Company is subject (including federal and state securities laws and regulations) or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Company is subject, or by which any property or asset of the Company is bound or affected.

Section 3.04        No Misstatement or Omission.  The Company has filed or furnished, as the case may be, on a timely basis all reports required to be filed or furnished with or to the U.S. Securities and Exchange Commission (the "Commission").  The Company's filings with the Commission do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to, and agrees with, the Company, as of the date hereof and as of the Closing Date, as follows:

Section 4.01        Organization.  Such Purchaser is an entity duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby.

Section 4.02       Authorization; Enforcement.  Such Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by such Purchaser and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action.  No other corporate or other action or proceeding on the part of a Purchaser is necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement and has been duly executed by such Purchaser and when delivered, will constitute the valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except: (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws, public policy and other equitable considerations.

Section 4.03        No Conflicts.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of its articles of incorporation, bylaws or other charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which such Purchaser is a party; (iii) result in a violation of any law, rule, statute or regulation to which such Purchaser is subject (including federal and state securities laws and regulations); or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which such Purchaser is subject, or by which any respective property or asset of the Purchaser is bound or affected.

Section 4.04        Investment Representations.

(a)         Investment Intent.  Such Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to or for distributing or reselling the Shares or any part thereof, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws.  None of the Purchasers has any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

(b)         General Solicitation.  Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(c)         Access to Information.  Such Purchaser acknowledges that it has had the opportunity to review this Agreement and has been afforded: (i) the reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Shares and the merits and risks of investing in the Shares; (ii) reasonable access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the transactions contemplated hereby.

(d)         Independent Investment Decision.  Such Purchaser has independently evaluated the merits of its decision to acquire the Shares pursuant to this Agreement, such decision has been independently made by such Purchaser and such Purchaser confirms that it has only relied on the advice of its own counsel and not on the advice of the Company or its counsel in making such decision.

(e)         Reliance upon Representation and Warranties.  Such Purchaser understands that the Shares are being offered and sold to such Purchaser in reliance on exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the compliance by such Purchaser with, the representations, warranties and agreements of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(f)         Unregistered Securities.  Such Purchaser understands that: (a) the Shares have not been and are not being registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered for sale, sold, assigned or transferred, unless: (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (b) neither the Company nor any other person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

ARTICLE V
OTHER AGREEMENTS

Section 5.01        Lock-Up and Legends

(a)         Lock-Up.  Each Purchaser hereby agrees that, without the prior written consent of the Company, it will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, any of the Shares for a period of 365 days following the date of issuance of the Shares.  Notwithstanding the foregoing, the Shares may be pledged in connection with a bona fide margin account or other loan secured by the Shares.  The warrants will be exercisable for a period of 12 months from the date of award, with a 12 months lock up period for their sale from the time they are granted.

(b)         Legend.  Each Purchaser hereby acknowledges and agrees that the share certificates representing the Shares will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER WITH THE COMPANY NOT TO TRANSFER, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, SUCH SHARES FOR A PERIOD OF [270][365] DAYS FOLLOWING THE DATE OF ISSUANCE OF THE SHARES.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SHARES.

Section 5.02        Indemnification

(a)         Indemnification by the Company.  The Company agrees to indemnify each of the Purchasers and its respective officers, directors, employees, agents, counsel, accountants, investment bankers and other representatives from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein.

(b)           Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify the Company and its officers, directors, employees, agents, counsel, accountants, investment bankers and other representatives from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided that the liability of a Purchaser shall not be in an amount greater than its allocable Purchase Price, as set forth on Schedule A.

Section 5.03                      Confidentiality.  The parties hereto hereby agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and further agree that they and their respective officers, directors, employees, agents, counsel, accountants, investment bankers and other representatives (collectively, the "Representatives") shall not disclose to the public or to any third party: (i) the existence or terms of this Agreement and the transactions contemplated hereby without the prior written approval of the disclosing party; or (ii) any other information relating to any party hereto which is not publicly known or available either at the date of disclosure of such information or at any time thereafter ("Confidential Information") without the prior written approval of the disclosing party.  Notwithstanding the foregoing, the provisions of this Section 5.03 shall not apply to Confidential Information that: (a) is disclosed to the Representatives of the receiving party and whom the receiving party shall direct to keep confidential in accordance with the conditions of this Agreement; (b) becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives; (c) became or becomes available to the receiving party on a non-confidential basis from a third party, provided that such third party was not breaching an obligation of confidentiality to the disclosing party; (d) was independently developed by the receiving party without violating any of its obligations hereunder; or (e) is required to be disclosed pursuant to and in accordance with any applicable law, regulation or stock exchange rule or is requested to be disclosed by a Governmental Authority; provided that the receiving party shall provide the disclosing party with reasonably prompt notice of such requirement or request, so that the disclosing party may seek, at its expense, an appropriate protective order or waiver or otherwise seek to protect the confidentiality of such Confidential Information.

Section 5.04        Public Announcements.  Except as otherwise required by law, or regulations or by the rules of any stock exchange, the Company and the Purchasers will consult with each other before issuing any press release or otherwise making any public statement thereafter with respect to this Agreement and the transactions contemplated hereby and neither the Company nor the Purchaser shall issue any such press release or make any such public statement prior to such consultation.

Section 5.05        Expenses.  Except as otherwise provided herein, the Company and each Purchaser shall each bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.06        Sales and Transfer Taxes.  All sales and transfer taxes (including all stock transfer taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Company, and the Company will, at its own expense, file all necessary tax returns and other documentation with respect to all such sales and transfer taxes, and, if required by applicable law, the Purchasers will join in the execution of any such tax returns or other documentation.

ARTICLE VI

MISCELLANEOUS

Section 6.01        Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Attention:  Chief Executive Officer
Facsimile:  +30 210 62 09 514

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York  10004
Attention:  Gary J. Wolfe
Facsimile: +1 212 480-8421

If to Lhada:

17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Attention:  Villy Panayotides
Facsimile:  210 6209514

                               With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York  10004
Attention:  Gary J. Wolfe
Facsimile: +1 212 480-8421

If to Tanew:

17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Attention:  Villy Panayotides
Facsimile:  210 6209514

                               With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York  10004
Attention:  Gary J. Wolfe
Facsimile: +1 212 480-8421

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 6.01.

Section 6.02        Further Assurances.  Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such party's obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.

Section 6.03        Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that none of the parties hereto may assign any of its obligations hereunder without the prior written consent of the other party.

Section 6.04       Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

Section 6.05       Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

Section 6.06        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

Section 6.07        Submission to Jurisdiction.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

Section 6.08        Waiver of Jury Trial.  The parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.

Section 6.09       Captions; Counterparts, Execution.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  All such counterparts may be delivered between the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and each of the Purchasers have caused this Agreement to be duly executed as of the date first above written.

EXCEL MARITIME CARRIERS LTD.
Special Independent Committee

By:
	Name:	Frithjof Platou
	Title:	Director

By:
	Name:	Apostolos Kontoyannis
	Title:	Director

By:
	Name:	Evangelos Makris
	Title:	Director

By:
	Name:	Trevor Williams
	Title:	Director

LHADA HOLDINGS INC.

By:
	Name:	Villy Panayotides
Title:

TANEW HOLDINGS INC.

By:
	Name:	Villy Panayotides
Title:

[Signature Page to the Stock Purchase Agreement]

Schedule A

SHARES AND PURCHASE PRICE ALLOCATION

Purchaser	Shares	Purchase Price
LHADA HOLDINGS INC.	10.000.000 – 11.429.000	$ 17.500.000 – 20,000,000
TANEW HOLDINGS INC.	10.000.000 – 11.429.000	$ 17.500.000 – 20,000,000
TOTAL:	20.000.000 – 22.858.000	$ 35.000.000 - 40,000,000

Purchaser	Warrants	Warrants
LHADA HOLDINGS INC.	2.750.000	$ 9.625.000
TANEW HOLDINGS INC.	2.750.000	$ 9.625.000
TOTAL:	5.500.000	$ 19.250.000

[Schedule A to the Stock Purchase Agreement]